EXHIBIT 23.1



                         ACCOUNTANTS' CONSENT

      We consent to incorporation by reference in the registration statements (File No. 33-15894 and No. 33-15895) on Form S-8 of Werner Enterprises, Inc. of our report dated January 22, 2002, except as to the second paragraph of Note 3 and Note 9 which are as of February 11, 2002, relating to the consolidated balance sheets as of December 31, 2001 and 2000, of Werner Enterprises, Inc. and subsidiaries and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999, and related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Werner Enterprises, Inc.

                                             KPMG LLP

Omaha, Nebraska
March 20, 2002